Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

99 Acquisition Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units consisting of: (i) one share of Class A common stock, par value $0.0001 per share, (ii) one redeemable Warrant entitling the holder to purchase one whole share of Class A common stock, par value $0.0001 per share, and (iii) one Right entitling the holder to receive one-fifth (1/5) of one Class A ordinary share	457(o)	9,200,000		$10.00	$92,000,000	0.00011020	$10,138.40
Equity	Shares of Class A common stock, par value $0.0001 per share, included in the Units	457(g)	9,200,000		—	—	—	—
Equity	Redeemable Warrants included in the Units	457(g)	9,200,000		—	—	—	—
Equity	Rights included as part of the Units	457(g)	9,200,000		—	—	—	—
Equity	Shares of Class A common stock, par value $0.0001 per share, underlying Rights included as part of the Units	457(g)	1,840,000		$10.00	$18,400,000	0.00011020	$2,027.68
Equity	Representative’s shares of Class A common stock(3)	457(o)	92,000	(3)	$10.00	$920,000	0.00011020	$101.38

Total Offering Amounts						$111,320,000		$12,267.46
Total Fees Previously Paid								$0
Total Fee Offset
Net Fee Due								$12,267.46

(1)	Includes securities that may be purchased by the underwriters pursuant to their over-allotment option.

(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of securities of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)	The Registrant has agreed to issue, at the closing of this offering, shares of Class A common stock to the representative of the underwriters a number of shares of Class a common stock equal to one percent (1%) of the aggregate shares of Class A common stock being sold in this offering.